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Exhibit 10.20

FIRST AMENDMENT TO
SENTO CORPORATION
1999 OMNIBUS STOCK INCENTIVE PLAN

        This First Amendment to Sento Corporation 1999 Omnibus Stock Incentive Plan (this "Amendment") has been approved by the Board of Directors of Sento Corporation (the "Company") effective as of April 23, 2003.

Background

        A.    The Board of Directors and shareholders of the Company have previously approved the Sento Corporation 1999 Omnibus Stock Incentive Plan (the "Plan"). For ease of reference, capitalized terms used in this Amendment without definition shall have the respective meanings set forth in the Plan.

        B.    The Board of Directors believes that, as the prospects of the Company, the regulatory environment and other factors change, the Company may desire to grant Participants holding Options an Option that would be exercisable in alternative to their existing Option(s), providing the Participants holding Options a choice between the different mixes of terms and conditions of two different options.

        C.    The Board of Directors desires to amend the Plan in order to establish such options under the Plan.

Amendment

        Now, therefore, the Plan is hereby amended as follows:

        1.     A new Section 30 is added to the Plan, which Section 30 shall read as follows:

        30.   Parallel Options.

          (a)   Subject to the limitations set forth in Section 30(b) below, subsequent to the grant of any Option, the Committee may grant an Option (as described in this Section 30, a "Parallel Option") relating to a number of shares of Common Stock less than or equal to the number of shares of Common Stock subject to the previously granted Option (hereinafter, the "Prior Option"). The exercise of a Parallel Option with respect to a number of shares of Common Stock shall cause the immediate and automatic cancellation of the Prior Option with respect to an equal number of shares of Common Stock. Correspondingly, the exercise of a Prior Option with respect to a number of shares of Common Stock shall caused immediate and automatic cancellation of the Parallel Option with respect to an equal number of shares of Common Stock.

          With respect to the order in which Options are cancelled pursuant to Section 30(a), the following rules shall apply: (i) Parallel Options shall be cancelled in the order they become exercisable; (ii) if all Prior Options are subject to a single stock option agreement, all Prior Options shall be cancelled in the order they become exercisable; and (iii) If the Prior Options are subject to multiple stock option agreements, Prior Options that are exercisable shall be cancelled prior to Prior Options that are not exercisable, and within the group of exercisable or non-exercisable Prior Options, Prior Options with a higher exercise price shall be cancelled prior to options with a lower exercise price.

          (b)   Certain Limitations.

            (1)   A Parallel Option may not be granted at the same time as, or as part of the same Incentive Award as, the Prior Option.

            (2)   All Parallel Options shall be Non-Qualified Options. Parallel Options shall be Incentive Awards for purposes of the Plan.

            (3)   The granting of a Parallel Option may not be conditioned upon the amendment or termination of the Prior Option. Unless the grant of a Parallel Option would adversely effect the Prior Option, the Parallel Option may be granted without the consent of the holder of the Prior Option. Unless otherwise provided in the governing Award Agreement and except for the automatic cancellation of a Parallel Option or Prior Option upon exercise of the other as set forth in Section 30(a), a Parallel Option or Prior Option may continue to be valid after the expiration or termination of the related Prior Option or Parallel Option.

            (4)   All Parallel Options shall be evidenced by an Award Agreement setting forth the terms and conditions of the Parallel Option.

            (5)   Except as set forth in the succeeding sentence, the grant of a Parallel Option shall not reduce the number of shares of Common Stock with respect to which Incentive Awards may be granted pursuant to the Plan. In the event that the Prior Option to which a Parallel Option relates expires or is terminated without being exercised and the number of shares of Common Stock with respect to which Incentive Awards may be granted is correspondingly increased, the number of shares of Common Stock with respect to which Incentive Awards may be granted shall be reduced by the number of shares of Common Stock with respect to which the Parallel Option continues to be exercisable (unless and until such Parallel Option expires or is terminated without being exercised).

            (6)   The terms and conditions of a Parallel Option need not be identical to the terms and conditions of the Prior Option. Except to the extent such terms conflict with this Section 30, a Parallel Option shall be governed by the terms and conditions of Section 7 of the Plan.

            (7)   In the event of uncertainty, inconsistency or dispute regarding Parallel Options, the Committee has been granted authority to administer the Plan, in its discretion, as contemplated by Section 4 of the Plan.

            (8)   During the period that both the Parallel Option and Prior Option remain outstanding, neither the Parallel Option nor the Prior Option shall be assignable or transferable unless the related Prior Option or Parallel Option is transferred together therewith, and any such transfer or assignment will be subject to the provisions of Section 20 of the Plan.

        3.     No Other Amendments. Except as expressly provided in this Amendment, the Plan is not otherwise modified and remains in full force and effect. Without further consent of the Board of Directors, this Amendment may be added to the Plan in the form of an amended and restated plan.

The approval and adoption of this First Amendment to Sento Corporation 1999 Omnibus Stock Incentive Plan is hereby confirmed on behalf of the Company as of the date first above written.

Sento Corporation
By:	, its

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FIRST AMENDMENT TO SENTO CORPORATION 1999 OMNIBUS STOCK INCENTIVE PLAN